FWP - SPECIAL ANNOUNCEMENT AND RELEASE

AS POSTED ON WORLD NET DAILY

NOTICE

Zion Oil & Gas, Inc, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.

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SPECIAL ANNOUNCEMENT
Zion Oil & Gas initial public offering opens
Company explores deep targets in Israel - on biblical lands of Asher and Manasseh
--Zion Oil & Gas

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